Exhibit 99.2

Marigold’s Enterprise Business

Unaudited Condensed Combined Financial Statements – as of and for the three months ended September 30, 2025

Marigold’s Enterprise Business
Table of Contents

Unaudited Condensed Combined Balance Sheets as of September 30, 2025 and June 30, 2025	3
Unaudited Condensed Combined Statement of Operations and Comprehensive Income (Loss) for the Three Months Ended September 30, 2025	4
Unaudited Condensed Combined Statement of Changes in Equity for the Three Months Ended September 30, 2025	5
Unaudited Condensed Combined Statement of Cash Flows for the Three Months Ended September 30, 2025	6
Notes to Condensed Unaudited Combined Financial Statements	7

Marigold’s Enterprise Business

Unaudited Condensed Combined Balance Sheets

(in thousands)

Assets	September 30, 2025	June 30, 2025
Current assets
Cash and cash equivalents	$17,223	$17,791
Restricted cash	521	714
Accounts receivable, net of allowance for credit losses of $1,017 and $1,174 as of September 30, 2025 and June 30, 2025, respectively	11,858	16,730
Prepaid expenses and other current assets	12,003	11,517
Contract assets	3,042	3,728
Due from related parties, net	14,140	14,412
Total current assets	58,787	64,892
Noncurrent assets
Property and equipment, net	2,929	3,157
Finance lease right-of-use asset	48	98
Operating lease right-of-use assets	4,241	4,284
Contract assets	6,756	6,238
Goodwill	230,267	229,452
Intangible assets, net	84,263	91,425
Deferred tax assets, net	3,224	3,812
Other assets	383	213
Total Assets	$390,898	$403,571
Liabilities and Equity
Current liabilities
Accounts payable and accrued liabilities	$16,158	$17,282
Borrowings	148	148
Operating lease liabilities	1,532	1,680
Finance lease liability	50	103
Employee benefits	7,372	9,436
Deferred revenue	40,789	36,834
Other taxes payable	5,910	6,174
Income taxes payable	3,014	2,689
Total current liabilities	$74,973	$74,346
Noncurrent liabilities
Borrowings	173	173
Due to related parties	149,414	146,439
Operating lease liabilities	2,744	2,642
Deferred revenue	720	2,627
Deferred tax liabilities, net	10,922	10,887
Other noncurrent liabilities	665	663
Total Liabilities	$239,611	$237,777
Equity
Net parent investment	152,941	174,203
Accumulated other comprehensive loss	(1,654)	(8,409)
Total Equity	$151,287	$165,794
Total Liabilities and Equity	$390,898	$403,571

See accompanying notes to unaudited condensed combined financial statements

Marigold’s Enterprise Business

Unaudited Condensed Combined Statement of Operations and Comprehensive Income (Loss)

(in thousands)

For the Three months ended September 30, 2025
Revenue	$56,850
Operating expenses
Cost of revenue (excluding depreciation and amortization)	20,454
Research and development	9,254
Selling and marketing	9,236
General and administrative	14,633
Depreciation and amortization	8,836
Total operating expenses	62,413
Operating loss	(5,563)
Foreign exchange rate loss, net	(2,222)
Interest expense due to related parties	(3,246)
Other income (expense), net	385
Loss before tax	(10,646)
Tax expense	(373)
Net loss	(11,019)

Other comprehensive net loss, net of tax
Foreign currency translation gain	6,755
Comprehensive net loss	$(4,264)

See accompanying notes to unaudited condensed combined financial statements

Marigold’s Enterprise Business

Unaudited Condensed Combined Statement of Changes in Equity

(in thousands)

	Net Parent Investment	Accumulated Other Comprehensive Income (Loss)	Total Equity
Balance June 30, 2025	$174,203	(8,409)	165,794
Net loss	(11,019)	-	(11,019)
Net transactions with parent	(10,243)	-	(10,243)
Foreign currency translation, net of tax	-	6,755	6,755
Balance September 30, 2025	$152,941	(1,654)	151,287

See accompanying notes to the unaudited condensed combined financial statements

Marigold’s Enterprise Business

Unaudited Condensed Combined Statement of Cash Flows

(in thousands)

Operating activities	For the three months ended September 30, 2025
Net loss	$(11,019)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	8,836
Unrealized foreign exchange loss, net	2,222
Deferred income tax benefit	473
Benefit for estimated credit losses	235
Noncash change in finance leases	1
Changes in operating assets and liabilities:
Accounts receivable	4,654
Prepaid expenses and other current assets	449
Contract assets	(938)
Accounts payable	(2,485)
Accrued liabilities	2,503
Employee benefits	(959)
Deferred revenue	3,151
Other liabilities	61
Change in operating lease right-of-use assets and lease liabilities	(3)
Net cash provided by operating activities	$7,181
Investing activities
Purchases of property and equipment	(41)
Additions to capitalized software	(793)
Net cash used for investing activities	$(834)

Financing activities
Net transactions with parent	(6,997)
Payment of finance lease liabilities	(51)
Net cash used by financing activities	$(7,048)

Effect of exchange rate changes on cash and cash equivalents	(60)
Net decrease in cash, cash equivalents and restricted cash	$(761)
Beginning of period	18,505
End of period	$17,744

Supplemental disclosures of cash flow information:
Interest received	$447
Interest and other finance costs paid	$(62)
Income taxes paid, net of refunds	$(13)

See accompanying notes to unaudited condensed combined financial statements

Marigold’s Enterprise Business

Notes to Unaudited Condensed Combined Financial Statements

September 30, 2025

Except as noted within the context of each footnote disclosure, the dollar amounts presented in the tabular data within these footnote disclosures are stated in thousands of U.S. dollars. Unless the context requires otherwise, references to “we”, “us”, “our”, or “the Business” are intended to mean the combined business and operations of Marigold’s Enterprise Business.

1.
Organization and Basis of Presentation

Marigold’s Enterprise Business is a global marketing technology business comprised of net assets and operations which have historically formed part of a group of businesses owned by Iris Holdings. L.P., which is a limited partnership incorporated and domiciled in the Cayman Islands (“Iris”). The group of businesses owned by Iris are also referred to as the Marigold Group. The principal activities of the Marigold Enterprise Business (the “Business”) consists of:

•
Development and provision of marketing technologies, including email marketing software to marketers and agencies both domestically and overseas; and
•
Providing support services to customers to manage their email marketing campaigns

The Business specifically focuses on enterprise customers with sophisticated, large-scale and complex requirements.

On September 27, 2025, Zeta Global Holdings Corp. (“Zeta”) and Iris entered into a purchase agreement whereby Zeta would purchase the enterprise business of the Marigold Group for total preliminary consideration of $302.8 million (the Transaction”), subject to customary adjustments. Proceeds will consist of $99.0 million in cash and $92.0 million of shares of Zeta’s stock delivered at closing, as well as a seller note that is payable within three months of closing for an amount of $111.8 million in cash and stock. On November 24, 2025, Zeta and Iris completed the closing of the transaction. See Note 10 Subsequent Events for further details.

Basis of presentation. The Business has historically existed and functioned as part of the consolidated business of Iris. The accompanying unaudited condensed combined financial statements are prepared on a standalone basis and are derived from Iris’ historical accounting records. The Business has not operated as a separate standalone legal entity and is comprised of certain wholly-owned subsidiaries and components of wholly-owned subsidiaries of Iris. The accompanying unaudited condensed combined financial statements are presented as carve-out financial statements prepared using the management approach, and reflect the combined historical operations, financial position and cash flows of the Business for the period presented in conformity with generally accepted accounting principles in the United States (“GAAP”). The unaudited condensed combined financial statements may not be indicative of the Business’ future performance and do not necessarily reflect what the financial position, results of operations and cash flows would have been had it operated as a standalone business during the period presented. The unaudited condensed combined financial statements should be read in conjunction with the Business’ audited financial statements and the accompanying notes for the year ended June 30, 2025.

All intracompany transactions between legal entities and other components of the Business have been eliminated. All intercompany transactions between the Business and other legal entities, or components of legal entities, controlled by Iris which are not being sold as part of the Transaction (the “Iris Group”) have been included in the unaudited condensed combined financial statements. Additionally, in the opinion of management, the accompanying unaudited condensed financial statements contain all adjustments, including normal recurring adjustments, necessary for a fair statement of its financial position as of September 30, 2025, and its results of operations and cash flows for the three months ended September 30, 2025. The condensed balance sheet at June 30, 2025 was derived from audited annual financial statement but does not contain all of the footnote disclosures from the annual financial statements.

2.
Summary of Significant Accounting Policies

Revenue recognition. Revenue is recognized upon transfer of control of promised goods or services to the customers at an amount that reflects the consideration to which the Business is expected to be entitled in exchange for transferring those goods or services.

The Business primarily derives revenues from software subscriptions and professional services within a single operating segment.

Software subscriptions. Subscription-based arrangements generally have a contractual term of one to 12 months; however, there are contracts in excess of 12 months. Subscription revenue is recognized on a straight-line basis as the services are performed, commencing with the date the service is made available to customers and all other revenue recognition criteria have been satisfied.

Professional services. Professional services are recognized over time as such services are performed. Professional services billed in advance are recognized in the balance sheet as deferred revenue and recorded to revenue when the performance obligation has been satisfied.

Deferred revenue. Deferred revenue is recognized when a customer pays consideration, or when the Business recognizes a receivable to reflect its unconditional right to consideration (whichever is earlier), before the Business has transferred the goods or services to the customer. The Business recognizes deferred revenues as revenues once the corresponding revenue recognition criteria are met. During the period, the Business recognized approximately $20.3 million as revenues that were included in the deferred revenue balance at the beginning of the period.

Commitments and contingencies. Liabilities for loss contingencies arising from claims, assessments, litigation, fine and penalties, and other sources, are recorded when it is probable that a liability has been incurred and the amount can be reasonable estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. From time to time, the Business is party to litigation or other legal proceedings that are considered to be a part of the ordinary course of business. In the opinion of management, the ultimate liability, if any from these actions will not be material to the Business’ financial positions, results of operations or cash flows. Other commitments consist of leases and minimum usage components of contracts. There are no material off balance sheet commitments. Leases are disclosed in Note 7.

Recently adopted accounting standards. There are no recently issued accounting pronouncements that management has not yet adopted that are expected to have a material effect on our financial position, results of operations or cash flows.

3.
Revenue

The Business disaggregates revenue from contracts with customers by revenue generating activity, as management believes it best depicts how the nature, amount, timing and uncertainty of revenue and cash flows are affected by economic factors. Disaggregation of revenue from contracts with customers is presented below:

For the three months ended September 30, 2025

Software subscriptions	$47,355
Professional services	9,495
56,850

3.
Revenue, continued

Revenues by geographical region consisted of the following:

For the three months ended September 30, 2025

Americas	$29,925
Europe, Middle East and Africa	22,606
Asia Pacific	4,319
56,850

Revenues by geography are determined based on the region of the customer, which may differ from the Business’ contracting entity. Additionally, no customer accounted for more than 10% of the Business’ total revenue.

Remaining performance obligations. Remaining performance obligations represent contractual obligations that are not yet fulfilled. Revenues for such contractual obligations will be recognized in future periods. The remaining performance obligations are influenced by several factors, including seasonality, the timing of renewals, average contract terms, customer usage and foreign currency exchange rates. The remaining performance obligations are subject to future economic risks including counterparty risks, bankruptcies, regulatory changes and other market factors. As of September 30, 2025, the Business’ remaining performance obligations were approximately $210.4 million. The expected future revenue recognition period for the remaining performance obligations as of September 30, 2025 is as follows:

2026	$121,852
2027	63,599
2028	21,197
2029	3,152
Thereafter	639
Total	$210,439

Contract assets. Contract assets consist of customer acquisition costs. The activity during the three months ended September 30, 2025 is presented below.

Balance as of June 30, 2025	$9,966
Additions	941
Exchange differences	(40)
Amortization	(1,069)
Balance as of September 30, 2025	9,798

4.
Accounts Receivable

The following table reconciles the changes in the allowance for expected credit losses for the three months ended September 30, 2025:

Balance as of June 30, 2025	$1,174
Bad debt expense	235
Write offs	(392)
Balance as of September 30, 2025	$1,017

Accounts receivable includes unbilled accounts receivable which represent revenues on contracts to be billed, in subsequent periods, as per the terms of the related contracts. As of September 30, 2025, the Business had approximately $817,000 of unbilled accounts receivable. The Business continuously monitors whether there is an expected credit loss arising from customers, and accordingly, makes provisions as warranted.

5.
Intangible Assets, net

As of September 30, 2025, intangible assets consist of the following:

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted Average Remaining Useful Life in Years
Trademarks	$4,302	-	4,302	Indefinite
Customer contracts and lists	284,552	(213,577)	70,975	3.1
Developed technology	69,338	(60,352)	8,986	3.1
Total	$358,192	(273,929)	84,263	N/A

Amortization expense totaled approximately $7.3 million for the three months ended September 30, 2025.

The expected future amortization expense for intangible assets as of September 30, 2025 is as follows:

2026	$25,407
2027	31,272
2028	20,344
2029	2,938
Thereafter	-
Total	79,961

6.
Goodwill

The following is a summary of the carrying amount of goodwill:

Balance as of June 30, 2025	$229,452
Foreign currency translation	815
Balance as of September 30, 2025	230,267

The goodwill results from various acquisitions over multiple years. There were no events during the three months ended September 30, 2025 for which an impairment analysis would be warranted.

7.
Leases

The components of lease expense were as follows:

For the three months ended September 30, 2025
Operating lease cost	$592
Finance lease costs:
Amortization	48
Interest on lease liabilities	1
Short-term lease cost	3
Total lease cost	$644

Supplemental cash flow information related to operating and finance leases were as follows:

September 30, 2025
Cash paid for amounts included in the measurement of lease liabilities
Operating cash outflows for operating leases	$764
Financing cash outflows for finance leases	$51
Operating cash outflows for finance leases	$1

Right-of-use assets obtained in exchange for lease obligations:
Operating leases	$492

As of September 30, 2025, the weighted-average remaining operating lease term was 2.8 years and the discount rate for the Business’ leases was 6.61%. The maturities for operating and finance leases at September 30, 2025 were as follows:

Fiscal Year	Operating Leases	Finance Leases
2026	$1,405	$51
2027	1,338	-
2028	1,045	-
2029	582	-
2030	375	-
Thereafter	13	-
Total lease payments	$4,758	$51
Less imputed interest	(482)	(1)
Total	$4,276	$50

7. Related Parties Transactions and Net Parent Investment

Corporate overhead and other allocations. The Business has not historically operated as a standalone business and has various relationships with the Iris Group whereby the Iris Group provides shared services, utilizes cash pooling and incurs vendor recharges in situations where the Iris Group pays for an expense associated with the Business. Shared services consist, but are not limited to, executive oversight, treasury, finance, accounting, legal, human resources, tax, information technology, engineers and sales team employees. Iris has historically performed allocations based on direct usage or benefit where specifically identifiable, with the remainder allocated by individual employee product allocation or a proportional cost allocation method based primarily on revenue, as applicable. Allocations between the Iris Group and the Business are reflected in the combined statement of operations as follows:

For the three months ended September 30, 2025
Costs of sales	$3,385
Research and development	3,515
Selling and marketing	5,349
General and administrative	6,005
Total corporate overhead and other allocations	18,254

Amounts due to/from related parties. The Business had the following amounts due to/from the Iris Group:

	Amount	Accrued Interest (since inception)	Interest Rate	Maturity Date
Intercompany loan A receivable from Iris Group	$1,631	-	N/A	January 1, 2030
Intercompany loan B receivable from Iris Group	26,114	-	N/A	June 30, 2030
Intercompany loan C payable to Iris Group	(10,000)	(3,604)	10.3%	July 31, 2025
Intercompany loan D payable to Iris Group	(109,835)	(39,579)	10.3%	July 1, 2026
Net due to related parties	$(92,090)	(43,183)

Intercompany loans A and B have no stated interest rate and have maturity dates listed above; however, they also include clauses which require amounts to be repaid by the borrower within two business days upon receipt of written demand notice from noteholder. These balances, as well as Intercompany loan C, are included within net current amounts due from related parties. Intercompany loan D was included within noncurrent amounts due to related parties in the combined balance sheet as of both September 30, 2025 and June 30, 2025. As noted in the subsequent events note, Intercompany loans B and D were extinguished on October 9, 2025 in full through noncash equity contribution/distribution by Iris Group. In accordance with ASC 470-10-45-14(a), Intercompany loan D was refinanced by contributions from its parent before these unaudited condensed combined financial statements were issued and, consequently, was classified as noncurrent as of September 30, 2025.

Interest expense recognized on debt due to related parties in the combined statement of operations for the three months ended September 30, 2025 is approximately $3.2 million.

Net parent investment. The net parent investment reflects the financial reporting basis of the Business’ assets and liabilities, as well as changes due to capital contributions and losses.

For the three months ended September 30, 2025
Cash pooling and general financing activities	$(28,990)
Corporate overhead and other allocations	18,254
Other transactions without cash exchange	493
Net transactions with the parent reflected in the combined statement of changes in equity	(10,243)

8. Income Taxes

The Business’ income tax provision consists of federal, foreign, and state taxes necessary to align the Business’ year-to-date tax provision with the annual effective rate that it expects to achieve for the full year. At each interim period, the Business updates its estimate of the annual effective tax rate and records cumulative adjustments as necessary.

For the three months ended September 30, 2025, the Business recorded an income tax expense of approximately $373,000, The effective tax rate for the three months ended September 30, 2025 was negative 3.5% on a pre-tax loss of approximately $10.6 million. Differences from the federal statutory rate of 21% were mainly due to the movement in unrecognized deferred taxes (approximately $2.6 million related to the increase in valuation allowance in regards to its U.K. operating losses as the Business maintains a full valuation allowance against its U.K. deferred tax assets).

On July 4, 2025, the One, Big, Beautiful Bill Act (“OBBBA”) was enacted into law. In accordance with Accounting Standards Codification (“ASC”) 740, “Income Taxes,” the Business is required to record total effect of law changes, including related valuation allowance, as a component of tax expense related to continuing operations in the period in which the tax law changes were enacted. As such, the Business realized an accelerated deduction of approximately $356,000 from deferred tax related to the tax law change during the three months ended September 30, 2025, in connection with the immediate expensing of current and previously capitalized domestic research and development expenditures as permitted under the OBBBA.

8. Subsequent Events

The Business has evaluated subsequent events through February 6, 2026, the date these unaudited condensed combined financial statements were available for issuance.

On September 27, 2025, Zeta and Iris entered into a purchase agreement whereby Zeta would purchase the enterprise business of the Marigold Group (see Note 1). The transaction closed on November 24, 2025.

As a condition to closing, the Business completed an internal reorganization to align the perimeter of assets and liabilities to be sold and to extinguish relevant intercompany balances within the Iris Group, as follows:

-
On October 9, 2025, the Iris Group extinguished Intercompany Loans B and D (see Note 8) through an assignment among entities under common control. No cash consideration was exchanged.
-
By November 23, 2025, the Iris Group extinguished any remaining intercompany receivables, payables, and other balances related to the Business through assignments and waivers so that no intercompany balances remained as of the November 24, 2025 closing date.

These reorganization transactions occurred among entities under common control and will be reflected as equity transactions (contributions/distributions to parent/owner). No gain or loss is expected to be recognized by the Business as a result of these eliminations.